Execution Version

ACTIVE 242625350v.8
AMENDMENT NO. 14 TO
TRANSFER AND ADMINISTRATION AGREEMENT
THIS AMENDMENT NO. 14 TO TRANSFER AND ADMINISTRATION AGREEMENT (this “Amendment”), dated as of May 31, 2019, is by and among THOROUGHBRED FUNDING, INC., a Virginia corporation (the “SPV”), NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation, as originator (in such capacity, the “Originator”) and as servicer (in such capacity, the “Servicer”), NORFOLK SOUTHERN CORPORATION, a Virginia corporation (“NSC”), the “Committed Investors” party hereto, the “Managing Agents” party hereto, and MUFG BANK, LTD. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch) (“MUFG”), as the Administrative Agent for the Investors. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Transfer and Administration Agreement (defined below).

WHEREAS, the SPV, the Servicer, NSC, the Conduit Investors, the Committed Investors, the Managing Agents and the Administrative Agent are parties to that certain Transfer and Administration Agreement dated as of November 8, 2007 (as amended, supplemented or otherwise modified as of the date hereof, the “Transfer and Administration Agreement”); and
WHEREAS, the parties to the Transfer and Administration Agreement have agreed to amend the Transfer and Administration Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Amendment to the Transfer and Administration Agreement. Effective as of the date first written above and subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 2 below, the Transfer and Administration Agreement is hereby amended as follows:
1.1.    Section 9.4 of the Table of Contents is revised to strike “; Breakage Costs”.
1.2.    Section 1.1 of the Transfer and Administration Agreement is hereby amended to add the following new definitions in appropriate alphabetical order therein:
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Fourteenth Amendment Date” means May 31, 2019.
1.3.    The definition of “Alternate Rate” set forth in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“Alternate Rate” means (i) with respect to the Investor Group for which Wells Fargo Bank, National Association is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to LMIR for such day plus 0.65%, (ii) with respect to the Investor Group for which SMBC Nikko Securities America, Inc. is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to

LMIR for such day plus 0.65%, (iii) with respect to the Investor Group for which MUFG Bank, Ltd. is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to the LIBO Rate for such Rate Period plus 0.65%, (iv) with respect to the Investor Group for which Capital One, National Association is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to LMIR for such Rate Period plus 0.65% and (v) with respect to any other Investor Group for any Rate Period for any Portion of Investment, an interest rate per annum equal to the LIBO Rate for such Rate Period plus 2.00%.
1.4.    The definition of “Blocked Account” set forth in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“Blocked Account” means an account maintained by the Servicer or the SPV at a Blocked Account Bank for the purpose of receiving Collections, set forth in Schedule 4.1(s) or any account added as a Blocked Account pursuant to and in accordance with 4.1(s) and which, if not maintained at and in the name of the Administrative Agent, is subject to a Blocked Account Agreement.
1.5.    The definition of “Blocked Account Agreement” set forth in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“Blocked Account Agreement” means an agreement among the Borrower, the Servicer (if applicable), the Administrative Agent and a Blocked Account Bank in substantially the form of Exhibit E.
1.6.    The definition of “Collections” set forth in Section 1.1 of the Transfer and Administration Agreement is hereby amended to add the word “and” immediately before the phrase “all Deemed Collections” appearing therein.
1.7.    The definition of “Commitment Termination Date” set forth in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“Commitment Termination Date” means May 29, 2020, or such later date to which the Commitment Termination Date may be extended by the Committed Investors (in their sole discretion).
1.8.    The definition of “Eligible Receivable” set forth in Section 1.1 of the Transfer and Administration Agreement is hereby amended to amend and restate clauses (u) and (v) thereof in their entirety to read as follows:
“(u)    the Obligor of which, (x) if a natural Person, is a resident of the United States, or, if a corporation or other business organization, is organized under the laws of the United States or any state or other political subdivision thereof or (y) the Obligor of which is a government of any state (or any governmental subdivision or agency thereof) of the United States or the government of the United States;
(v)    [reserved];”

1.9.    The definition of “Facility Limit” set forth in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“Facility Limit” means, at any time, the lesser of (i) $450,000,000 and (ii) the aggregate Commitments then in effect.
1.10.    The definitions of “Norfolk Margin” and “Special Concentration Limit” set forth in Section 1.1 of the Transfer and Administration Agreement are hereby deleted in their entirety.
1.11.    Section 2.2 of the Transfer and Administration Agreement is hereby amended to add the phrase “and 2.14(b)” immediately after the phrase “Section 2.12(a)(iii)” appearing in clause (b) thereof.
1.12.    Section 2.12 of the Transfer and Administration Agreement is hereby amended to amend and restate clause (a)(iii) thereof in its entirety to read as follows:
“(iii)    pay the remainder, if any, of such Collections to the SPV for application in accordance with Section 2.14.”
1.13.    Section 2.12 of the Transfer and Administration Agreement is hereby amended to amend and restate clause (b)(ii) thereof in its entirety to read as follows:
“(ii)    On any date on or prior to the Termination Date, if the sum of the Net Investment and Required Reserves exceeds the Net Pool Balance the Servicer shall immediately pay to each Managing Agent’s account, pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)), from amounts set aside pursuant to Section 2.12(a)(ii) or (iii), an amount necessary to cause the sum of the Net Investment and Required Reserves to be equal to, or less than, the Net Pool Balance after giving effect to such payment.”
1.14.    Section 2.14 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“SECTION 2.14    Application of Collections Distributable to SPV.
(a)    Unless otherwise instructed by the SPV, the Servicer shall, subject to clause (b) of this Section 2.14, allocate and apply, on behalf of the SPV, Collections distributable to the SPV hereunder first, to the payment or provision for payment of the SPV’s operating expenses (including any Servicing Fee which has not been set aside and paid above), as instructed by the SPV, second, to the payment or provision for payment when due of accrued interest on any deferred portion of the purchase price of Receivables payable by the SPV to the Originator under the First Tier Agreement, third, to the payment to the Originator of the purchase price of new Receivables in accordance with the First Tier Agreement, fourth, to the payment to the Originator of the deferred portion of the purchase price of Receivables theretofore purchased from the Originator pursuant to the First Tier Agreement, and fifth, to the repay the outstanding principal amount of, and accrued interest on, borrowings under the Intercompany Line of Credit, subject to Section 6.2(k).
(b)    To the extent, after giving effect to the allocation of Collections to any of the amounts in clause (a) above, the Net Pool Balance (minus any portion of the Required Reserves attributable to such excess) would exceed the sum of the Net Investment and Required Reserves, such Collections shall be applied to Reinvestment (not to exceed the Maximum Net Investment), for the benefit of the Managing Agents, pro rata, based on their respective Investor Group’s interests in the Asset Interest (as determined in accordance with Section 2.1(b)) in the Receivables and in other Affected Assets in accordance with Section 2.2(b). To the extent and for so long as such Collections may not be reinvested pursuant to Section 2.2(b), the Servicer shall hold such Collections in trust for the benefit of the Managing Agents.”
1.15.    Section 4.1 of the Transfer and Administration Agreement is hereby amended to amend and restate clause (b) thereof in its entirety to read as follows:
“(b)    Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Sections 4.1(d), 6.1(p) and 7.7, all of which have been (or as of the Closing Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (A) its articles of incorporation or by-laws, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, or (v) do not result in the creation or imposition of any Adverse Claim upon or with respect to its property or the property of any of its Subsidiaries (except as contemplated hereby).”
1.16.    Section 4.1 of the Transfer and Administration Agreement is hereby amended to add a clause (aa) thereto to read as follows:
“(aa)     Beneficial Ownership Rule. As of the Fourteenth Amendment Date, the SPV is an entity that is organized under the laws of the United States or of any state and at least 51 percent of whose common stock or analogous equity interest is owned (directly or indirectly) by an entity (other than a bank) whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.”
1.17.    Section 5.2 of the Transfer and Administration Agreement is hereby amended to amend and restate clause (b) thereof in its entirety to read as follows:
“(b)    In the case of a Reinvestment, the amount of the Reinvestment will not exceed the amount available therefor under Section 2.12(a)(iii), and in the case of an Investment, the amount of such Investment will not exceed the amount available therefor under Section 2.2 and after giving effect thereto, the sum of the Net Investment and Required Reserves will not exceed the Net Pool Balance,”
1.18.    Section 6.1 of the Transfer and Administration Agreement is hereby amended to add a clause (r) thereto to read as follows:
“(r)     Beneficial Ownership Rule. Promptly following any change that would result in a change to the status as an excluded Legal Entity Customer under the Beneficial Ownership Rule, the SPV shall execute and deliver to each Agent an updated Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule.”

1.19.    Section 7.2 of the Transfer and Administration Agreement is hereby amended to delete the word “Collections” appearing in the second sentence of clause (b) thereof and substitute the word “collections” therefor.
1.20.    Section 9.4 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“SECTION 9.4    Other Costs and Expenses. The SPV agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Investors and the Agents harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Investor and/or the Agents and rating agency fees) or intangible, documentary or recording taxes incurred by or on behalf of any Investor or the Agents (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Asset Interest) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Investor’s or the Agents’ enforcement or preservation of rights (including the perfection and protection of the Asset Interest under this Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).”
1.21.    Section 11.2 of the Transfer and Administration Agreement is hereby amended to amend and restate the first proviso appearing in clause (b) thereof in its entirety to read as follows:
“provided that no such amendment or waiver shall, unless signed by each Committed Investor directly affected thereby, (i) increase the Commitment of a Committed Investor, (ii) reduce the Net Investment or rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments of the Committed Investors which shall be required for the Committed Investors or any of them to take any action under this Section or any other provision of this Agreement, (v) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Administrative Agent or the Committed Investors, (vi) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Committed Investor), (vii) change the definition of “Concentration Limit”, “Default Ratio”, “Defaulted Receivable”, “Dilution Horizon Ratio”, “Dilution Ratio”, “Dilution Reserve Ratio”, “Dilution Reserve Floor”, “Dilution Volatility Ratio”, “Eligible Receivable,” “Loss Horizon Ratio”, “Loss Reserve Ratio,” “Loss Reserve Floor”, “Net Pool Balance”, or “Peak Default Ratio” or (viii) amend or modify any definition (or any definition used directly or indirectly in such definition) used in clause (vii) above in a manner that would circumvent the intention of the restrictions set forth in such clause;”
1.22.    Section 11.8 of the Transfer and Administration Agreement is hereby amended to delete the phrase “which is subject to any Taxes” appearing in clause (b) thereof and substitute the phrase “which would subject the SPV to any Taxes” therefor.

1.23.    Article XI of the Transfer and Administration Agreement is hereby amended to add a Section 11.15 thereto to read as follows:
“SECTION 11.15    Effect of Benchmark Transition Event.
(a)    Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent, the SPV and the Originator may amend this Agreement to replace the LIBO Rate and LMIR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Managing Agents, the SPV and the Originator so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Benchmark Replacement Required Investors. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Benchmark Replacement Required Investors have delivered to the Administrative Agent written notice that such Benchmark Replacement Required Investors accept such amendment. No replacement of the LIBO Rate and LMIR with a Benchmark Replacement pursuant to this Section 11.15 will occur prior to the applicable Benchmark Transition Start Date.
(b)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    The Administrative Agent will promptly notify the SPV, the Originator and the Managing Agents of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Managing Agents pursuant to this Section 11.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 11.15.
(d)    Upon the SPV’s receipt of notice (with a copy to the Originator) of the commencement of a Benchmark Unavailability Period, the SPV may revoke any Investment Request for a Portion of Investment with a Yield calculated on the basis of the Alternate Rate, and any request to convert or continue any Portion of Investment with a Yield calculated on the basis of the Alternate Rate, in each case to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the SPV will be deemed to have converted any such request into a request for an Investment or conversion to an Investment with a Yield calculated on the basis of the Base Rate. During any Benchmark Unavailability Period, the component of the Base Rate based upon the LIBO Rate will not be used in any determination of the Base Rate.
(e)    As used in this Section 11.15, the following terms shall have the following meanings:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent, the Originator and the SPV giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate and LMIR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate and LMIR with an Unadjusted Benchmark Replacement for each applicable Rate Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent, the Originator and the SPV giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate and LMIR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate and LMIR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Rate Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate and LMIR:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate and LMIR permanently or indefinitely ceases to provide the LIBO Rate and LMIR; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Replacement Required Investors” means, at any time, Managing Agents for those Committed Investors which hold Commitments aggregating in excess of 50% of the Maximum Net Investment as of such date (or, if the Commitments shall have been terminated, Managing Agents for one or more Investors whose aggregate pro rata shares of the Net Investment exceed 66.67% of the Net Investment).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate and LMIR:
(1)    a public statement or publication of information by or on behalf of the administrator of the LIBO Rate and LMIR announcing that such administrator has ceased or will cease to provide the LIBO Rate and LMIR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate and LMIR;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate and LMIR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate and LMIR, a resolution authority with jurisdiction over the administrator for the LIBO Rate and LMIR or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate and LMIR, which states that the administrator of the LIBO Rate and LMIR has ceased or will cease to provide the LIBO Rate and LMIR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate and LMIR; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate and LMIR announcing that the LIBO Rate and LMIR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Benchmark Replacement Required Investors, as applicable, by notice to the SPV, the Originator, the Administrative Agent (in the case of such notice by the Benchmark Replacement Required Investors) and the Managing Agents.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and LMIR and solely to the extent that the LIBO Rate and LMIR have not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate and LMIR for all purposes hereunder in accordance with Section 11.15 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate and LMIR for all purposes hereunder pursuant to Section 11.15.
“Early Opt-in Election” means the occurrence of:
(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Benchmark Replacement Required Investors to the Administrative Agent (with a copy to the SPV and the Originator) that the Benchmark Replacement Required Investors have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 11.15, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate and LMIR, and
(2)    (i) the election by the Administrative Agent or (ii) the election by the Benchmark Replacement Required Investors to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the SPV, the Originator and the Managing Agents or by the Benchmark Replacement Required Investors of written notice of such election to the Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
1.24.    Schedule II of the Transfer and Administration Agreement is hereby amended and restated in its entirety as set forth on Schedule I hereto.
Section 2.    Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Effective Date”) upon:
2.1.    the receipt by each of MUFG, SMBC Nikko Securities America, Inc., Wells Fargo Bank, National Association and Capital One, National Association, each as a Managing Agent, for the account of the Investors in the related Investor Group, of the Upfront Fee specified in the Fee Letter by wire transfer of immediately available funds to the account specified for such Managing Agent in the Fee Letter; and
2.2.    the receipt by the Administrative Agent of this Amendment and that certain Fee Letter, of even date herewith (the “Fee Letter”), from each Managing Agent and acknowledged by the SPV, duly executed by the parties thereto.
Section 3.    Representations and Warranties.
3.1.    (a)    Each of the SPV and the Originator hereby represents and warrants that:
(i)    This Amendment, the Transfer and Administration Agreement, as amended hereby, and the First Tier Agreement constitute legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(ii)    Upon the effectiveness of this Amendment and after giving effect hereto, the covenants, representations and warranties of each such party, respectively, set forth in Articles IV and VI of the Transfer and Administration Agreement, as applicable, and as amended hereby, are true, complete and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects on and as of the date hereof as though made on and as of the date hereof (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true, correct and complete, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date).
(b)    The SPV hereby represents and warrants that, upon the effectiveness of this Amendment, no event or circumstance has occurred and is continuing which constitutes a Termination Event or a Potential Termination Event.
Section 4.    Reference to and Effect on the Transfer and Administration Agreement.
4.1.    Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Transfer and Administration Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Transfer and Administration Agreement and its amendments, as amended hereby.
4.2.    The Transfer and Administration Agreement, as amended hereby, and all other amendments, documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
4.3.    Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Conduit Investors, the Committed Investors, the Managing Agents or the Administrative Agent, nor constitute a waiver of any provision of the Transfer and Administration Agreement, any other Transaction Document or any other documents, instruments and agreements executed and/or delivered in connection therewith.
Section 5.    CHOICE OF LAW.     THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 6.    Execution of Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or electronic mail (in .pdf or .tif format) of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.
Section 7.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

THOROUGHBRED FUNDING, INC.,
as SPV

By: /s/ Clyde H. Allison, Jr.
Name: Clyde H. Allison, Jr.
Title: Chairman and President

NORFOLK SOUTHERN RAILWAY COMPANY,
as Originator and as Servicer

By: /s/ Clyde H. Allison, Jr.
Name: Clyde H. Allison, Jr.
Title: Vice President and Treasurer

NORFOLK SOUTHERN CORPORATION

By: /s/ Clyde H. Allison, Jr.
Name: Clyde H. Allison, Jr.
Title: Vice President and Treasurer

Signature Page to Amendment No. 14 to
Transfer and Administration Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Managing Agent and a Committed Investor

By: /s/ Julianne Low
Name: Julianne Low
Title: Senior Director

Signature Page to Amendment No. 14 to
Transfer and Administration Agreement

MUFG BANK, LTD.
as Administrative Agent

By: /s/ Yohsuke Takahashi
Name: Yohsuke Takahashi
Title: Managing Director

MUFG BANK, LTD.
as a Committed Investor and a Managing Agent

By: /s/ Yohsuke Takahashi
Name: Yohsuke Takahashi
Title: Managing Director

Signature Page to Amendment No. 14 to
Transfer and Administration Agreement

SMBC NIKKO SECURITIES AMERICA, INC.,
as a Managing Agent

By: /s/ Yukimi Konno
Name: Yukimi Konno
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION,
as a Committed Investor

By: /s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

Signature Page to Amendment No. 14 to
Transfer and Administration Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Managing Agent and a Committed Investor

By: /s/ Isaac Washington
Name: Isaac Washington
Title: Vice President

Signature Page to Amendment No. 14 to
Transfer and Administration Agreement

Schedule I to Amendment No. 14 to
Transfer and Administration Agreement

SCHEDULE II
Investor Groups

MUFG Investor Group

Conduit Investor:	N/A
Committed Investor:	MUFG Bank, Ltd.
Commitment:	$112,500,000
Managing Agent:	MUFG Bank, Ltd.

SMBC Investor Group

Conduit Investor:	N/A
Committed Investor:	Sumitomo Mitsui Banking Corporation
Commitment:	$112,500,000
Managing Agent:	SMBC Nikko Securities America, Inc.

Wells Fargo Investor Group

Conduit Investor:	N/A
Committed Investor:	Wells Fargo Bank, National Association
Commitment:	$112,500,000
Managing Agent:	Wells Fargo Bank, National Association

Capital One Investor Group

Conduit Investor:	N/A
Committed Investor:	Capital One, National Association
Commitment:	$112,500,000
Managing Agent:	Capital One, National Association